As filed with the Securities and Exchange Commission on November 7, 2016
Registration No. 333-205244
Registration No. 333-174082
Registration No. 333-157973
Registration No. 333-103145
Registration No. 333-13075

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-205244
FORM S-8 REGISTRATION STATEMENT NO. 333-174082
FORM S-8 REGISTRATION STATEMENT NO. 333-157973
FORM S-8 REGISTRATION STATEMENT NO. 333-103145
FORM S-8 REGISTRATION STATEMENT NO. 333-13075
UNDER
THE SECURITIES ACT OF 1933
ROFIN-SINAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21377	38-3306461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Cindy Denis
40984 Concept Drive
Plymouth, MI 48170
(734) 455-5400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Rofin-Sinar Technologies Inc. 2015 Incentive Stock Plan
Rofin-Sinar Technologies Inc. 2007 Incentive Stock Plan
Rofin-Sinar Technologies Inc. 2002 Equity Incentive Plan
Rofin-Sinar Technologies Inc. 1996 Equity Incentive Plan
Rofin-Sinar Technologies Inc. 1996 Non-Employee Directors' Stock Plan
(Full Title of the Plan)

Copies to:
Sheldon G. Nussbaum
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019-6022
(212) 318-3254

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments filed by Rofin-Sinar Technologies Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share (“Common Stock”), of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans:

•
Registration Statement No. 333-205244, originally filed with the SEC on June 26, 2015, pertaining to the registration of 1,800,000 shares of Common Stock issuable under the Rofin-Sinar Technologies Inc. 2015 Incentive Stock Plan;

•
Registration Statement No. 333-174082, originally filed with the SEC on May 10, 2011, pertaining to the registration of an additional 1,500,000 shares of Common Stock issuable under the Rofin-Sinar Technologies Inc. 2007 Incentive Stock Plan;

•
Registration Statement No. 333-157973, originally filed with the SEC on March 16, 2009, pertaining to the registration of 1,600,000 shares of Common Stock issuable under the Rofin-Sinar Technologies Inc. 2007 Incentive Stock Plan;

•
Registration Statement No. 333-103145, originally filed with the SEC on February 12, 2003, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Rofin-Sinar Technologies Inc. 2002 Equity Incentive Plan; and

•
Registration Statement No. 333-13075, originally filed with the SEC on September 30, 1996, pertaining to the registration of 1,600,000 shares of Common Stock issuable under the Rofin-Sinar Technologies Inc. 1996 Equity Incentive Plan and Rofin-Sinar Technologies Inc. 1996 Non-Employee Directors' Stock Plan.

On March 16, 2016, the Company entered into a Merger Agreement (the “Merger Agreement”), with Coherent, Inc., a Delaware corporation (“Coherent”), and Rembrandt Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Coherent (“Merger Sub”). Pursuant to the Merger Agreement, on November 7, 2016, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Coherent (the “Merger”). The Merger became effective on November 7, 2016 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but unsold at the termination of the offering, the Company hereby removes all of such securities of the Company registered but unsold under any of the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan, on November 7, 2016.

Rofin-Sinar Technologies Inc.
(Registrant)

Date: November 7, 2016	By:	/s/ Thomas Merk
Thomas Merk
President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.